Exhibit 99.1

EFT BioTech Announces Appointment of Norman Ko, CPA, MBA as its newest member of the Company’s Board of Directors

City Of Industry Ca. (PR Newswire Aug 5，2009) - EFT BioTech Holdings, Inc. (OTC: EFTB.PK)

EFT BioTech Holdings, Inc., a Nevada corporation and an e-Business company serving consumers with EFTB’s “Made in the USA” neutraceuticals, health and beauty products through its proprietary online business platform, is pleased to announce today that Mr. Norman Ko has been appointed to the Company’s Board of Directors as well as appointed Chairman of the Audit and Compensation Committee.

Norman Ko is a partner with Smith Mandel and Associates, LLP.  He provides audit and assurance services to private clients in various industry groups along with SEC audit preparation and tax planning. Mr. Ko also has extensive experience in areas including due diligence, mergers and acquisition and business reorganizations.

“We are very pleased to have Mr. Ko as a member of our board and to chair our audit and compensation committee,” commented Jack Qin, CEO and President of EFT BioTech.  “Mr. Ko’s knowledge and expertise in the areas of accounting and audit preparation will contribute positively to our board”.

About EFT BioTech Holdings. Inc.

EFT BioTech Holdings, Inc. is a Nevada Corporation which conducts its business through wholly owned subsidiaries and various vested interests. EFT is a worldwide business-to-consumer marketing company utilizing a large individual membership base to sell proprietary personal products and other unique services. With headquarters in southern California, the Company services members primarily in Asia, Eastern Europe, and Latin America. The Company anticipates the advent of new products and services further fueling future growth.

Safe Harbor for Forward-Looking Statements

This release may contain forward-looking statements. Investors are encouraged to carefully review regulatory filings prior to investment consideration.  Past performance is no guarantee of future success or that there cannot be losses or business interruption. The Company is in a rapid growth sector that may or may not continue to grow in the future and therefore poses risks that may be different than other investments. Management regularly provides news and additional information believed to be true and accurate at the time of dissemination but has no requirement to modify, comment or change in the future should circumstance change or information prove to be inaccurate for any reason.  Additionally, the Company makes every effort to comply with all applicable laws and regulatory concerns but cannot assure investors of any material changes outside of their best efforts.

Investors and Media Contact
Edward Carter
Director of Investor Relations
702-561-1790